Exhibit 99(p)(vii)

The Bank of New York Code of Conduct

Principles Endorsed by the Company

Our Code of Conduct provides the framework for our maintaining the highest standards of professional conduct. The Code of Conduct is a statement of the Company’s values and ethical standards. The Company requires its employees and directors to adhere to the Code of Conduct. It is the guide we follow to protect our most valuable asset, the reputation of The Bank of New York Company, Inc. and its subsidiaries.

Through our Code of Conduct we endorse the following principles:

•	Compliance with all applicable laws, regulations, and Company policies is essential to our Company’s success and is required of every employee and director.

•	All of our decisions and acts are proper, in terms of our own sense of integrity and how they might appear to others.

•	We are honest, trustworthy, and fair in all of our actions and relationships with, and on behalf of, the Company.

•	Our books and records are maintained honestly, accurately, and in accordance with acceptable accounting practices.

•	We avoid situations in which our individual personal interests conflict, may conflict, or may appear to conflict, with the interests of the Company or its customers.

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Business is only to be secured for the Company on the basis of an honest competitive market process, which results in the Company’s earning a profit by providing customers with appropriate financial products and services.

•	We maintain the appropriate level of confidentiality at all times with respect to information or data pertaining to customers, suppliers, employees, or the Company itself.

•	We protect all of the Company’s assets, including facilities and equipment, and help maintain their value to the Company.

•	We act professionally, and we must respect the dignity of others.

•	We all contribute to the effectiveness of the Code of Conduct by notifying management or the non-management directors if violations or possible violations are observed.

•	We maintain sound personal financial conditions by exercising good judgment in our own financial affairs.

Employees and directors must apply the principles of the Code of Conduct in all of their business dealings and in every aspect of their employment by or directorship of the Company. They must apply the principles of the Code of Conduct to their communication in all media, including E-mail and the Internet. Employees and directors must consider their actions in light of how they might be interpreted by others and whether they are behaving appropriately and performing in the best overall interests of the Company. Compliance with the spirit as well as the letter of the Code of Conduct is vitally important to us.

The key rules to ensure effectiveness of the Code of Conduct are set forth below. More extensive direction to employees on how to interpret and apply the principles of the Code of Conduct is provided throughout the Company’s Code of Conduct Policy and Procedures, which is required reading for all employees.

Avoiding Conflicts of Interest

Employees and directors must make all business decisions for the Company free of conflicting outside influences. Employee and director conflicts of interest or potential conflicts of interest must be identified and addressed appropriately. Employees are subject to restrictions with respect to compensation offered and received, gifts and entertainment presented and received, personal fiduciary appointments, acceptance of bequests, outside employment and other affiliations, signing authority on accounts at the Company, and the holding of political office. Employees are required to disclose conflicts and potential conflicts in the aforementioned categories, as well as relationships with customers, prospects, suppliers, and other employees. Senior managers must review disclosures and determine if particular employee situations are acceptable because they do not present a conflict of interest for the Company.

Proper Use and Care of Information and Proper Record Keeping

The Company recognizes its obligation to shareholders, customers, and employees to ensure protection of the confidentiality and integrity of all forms of data and information entrusted to it. Employees and directors must maintain confidentiality even after an employee or a director leaves the Company. Employees and directors must also prevent misuse of confidential information, such as improper insider trading, trading upon material non-public information, and disclosing confidential information.

All entries employees and directors make to books and records must be accurate, in accordance with established accounting and record-keeping procedures and sound accounting controls, and in compliance with document retention requirements. Periodic reports submitted to the Securities and Exchange Commission, other regulators, management, and the public must reflect full, fair, accurate, timely, and understandable disclosure of the Company’s financial information.

Dealing with Customers, Prospects, Suppliers, and Competitors

All dealings with customers, prospects, suppliers, and competitors must be conducted in accordance with law and on terms that are fair and in the best interests of the Company. Decisions relating to placement of the Company’s business with current or prospective customers and suppliers must be based solely on business considerations. Employees and directors must not allow personal relationships with current or prospective customers or suppliers to influence business decisions. Each employee who conducts Company business with customers and who approves and/or can influence customer transactions must read and must adhere to the Company’s Know Your Customer Policy. Employees must be mindful of potential or actual conflicts of interests, inside or outside of the Company, that may influence business decisions or otherwise interfere with the performance of their particular responsibilities at the Company and duties to customers. Employees must comply with all applicable laws and regulations pertaining to anti-money laundering, record keeping, antitrust, fair competition, anti-racketeering, and anti-bribery laws enacted by the United States Government or any government ruling in foreign locations where the Company does business.

Treating People Fairly and with Respect

It is the Company’s policy to treat people fairly and with respect. All employees and directors must deal with current and prospective customers, suppliers, visitors, and other employees without any discrimination because of race, color, creed, religion, sex, national origin, ancestry, citizenship status, age, marital status, sexual orientation, physical or mental disability, veteran status, liability for service in the Armed Forces of the United States, or any other classification prohibited by applicable law. Managers must create an environment free of harassment, discrimination, or intimidation. Managers and other employees who violate laws and Company policies requiring fairness and respectful treatment of others are subject to consequences which may include disciplinary action up to and including termination of employment. Any employee or director who believes that he or she has been the subject of harassment or discrimination, or who believes that an act of harassment or discrimination has occurred with respect to another employee or director, is encouraged to report the perceived violation.

Compliance with the Law

Employees and directors of the Company must not participate in any illegal or criminal activity. Any employee who has been convicted of or pleaded guilty to a felony or who has been sanctioned by a regulatory agency must immediately report such information in writing to the Director of Human Resources. Employees and directors must also respond to specific inquiries of the Company’s independent public accounting firm. Employees and directors must protect the Company’s assets in whatever ways are appropriate to maintain their value to the Company. Employees and directors must take care to use facilities, furnishings, and equipment properly and to avoid abusive, careless, and inappropriate behavior that may destroy, waste, or cause the deterioration of Company property.

Employees should be aware of the laws and regulations applicable to the Company. These include, for example, the Bank Secrecy Act, the Bank Bribery Act, the Foreign Corrupt Practices Act, Sections 23A and 23B of the Federal Reserve Act (Regulation W), Federal Reserve Regulation O, the Securities Exchange Act of 1934, the Gramm-Leach-Bliley Act, the Sarbanes-Oxley Act of 2002, Federal Fair Lending Laws, the Fair Credit Reporting Act, the Community Reinvestment Act, the USA PATRIOT Act, Antitrust Regulations, the Bank Holding Company Act—Laws and Regulations Regarding Tie-In Arrangements, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, and the Uniform Services Employment and Reemployment Rights Act, all of which are mentioned within the expanded text of the Code of Conduct Policies and Procedures. Training is conducted to ensure our key managers are familiar with these laws and regulations and understand their responsibility for promoting compliance among their staff members.